As filed with the Securities and Exchange Commission on February 8, 2010
Registration No. 333-62933

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

QUIXOTE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	36-2675371
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)
35 East Wacker Drive
11th Floor
Chicago, Illinois 60601
(Address of Principal Executive Offices) (Zip Code)

QUIXOTE CORPORATION 1993 LONG-TERM STOCK OWNERSHIP INCENTIVE PLAN
(FORMERLY KNOWN AS THE 1991 STOCK INCENTIVE PLAN)
QUIXOTE CORPORATION 1991 DIRECTOR STOCK OPTION PLAN
(Full title of the plan)

S. Theis Rice
Vice President and Secretary
Quixote Corporation
c/o Trinity Industries, Inc.
2525 Stemmons Freeway
Dallas, Texas 75207
(214) 631-4420
(Name, address and telephone number,
including area code, of agent for service)

With a copy to:
Mary R. Korby
Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, TX 75201
(214) 746-7700
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Small reporting company ☐
(Do not check if a smaller reporting company)

TERMINATION OF REGISTRATION
     This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by Quixote Corporation, a Delaware corporation (the “Company”), removes from registration all shares of common stock, $0.01 2/3 par value per share (“Common Stock”), of the Company, registered under the Registration Statement on Form S-8 (Registration Number 333-62933) filed by the Company on September 4, 1998 (the “Registration Statement”) with the U.S. Securities and Exchange Commission, pertaining to the registration of 385,000 shares of Common Stock offered under the Quixote Corporation 1993 Long Term Stock Ownership Incentive Plan (formerly known as the 1991 Incentive Stock Option Plan), as amended, and the Quixote Corporation 1991 Directors Stock Option Plan, as amended, (collectively, the “Plans”).
     On December 30, 2009, the Company entered into an Agreement and Plan of Merger with Trinity Industries, Inc., a Delaware corporation (“Parent”), and THP Merger Co., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Parent, providing for, among other things, the merger of Purchaser with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, wholly-owned by Parent. The Merger became effective at 1:43 p.m., Eastern Time, on February 8, 2010 (the “Effective Time”), pursuant to a Certificate of Ownership and Merger filed with the Secretary of State of the State of Delaware.
     At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Merger was cancelled and (other than shares held in the treasury of the Company or by the Company’s subsidiaries, Parent or Purchaser or shares with respect to which appraisal rights are properly exercised under Delaware law) converted into the right to receive $6.38 per share in cash, without interest and less any applicable withholding taxes.
     The Company has terminated the Plans and hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment and terminates the effectiveness of the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas, on this 8th day of February, 2010.

QUIXOTE CORPORATION
By:	/s/ S. Theis Rice
S. Theis Rice
Vice President and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: February 8, 2010	/s/ Mark Stiles
Mark Stiles
President (principal executive officer)

Date: February 8, 2010	/s/ James E. Perry
James E. Perry
Vice President, Treasurer and Assistant Secretary (principal financial and accounting officer)